Exhibit 99.1

Nuvve Holding Corp. Announces Pricing of $9.6 Million Underwritten Public Offering

SAN DIEGO, Jan. 31, 2024 /PRNewswire/ -- Nuvve Holding Corp. ("Nuvve" or the "Company") (Nasdaq: NVVE), a green energy technology company that provides a globally-available, commercial vehicle-to-grid (V2G) technology platform that enables electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid and provides other grid services, today announced the pricing of an underwritten public offering for gross proceeds of approximately $9.6 million prior to deducting underwriting discounts and commissions and offering expenses.

The offering is comprised of (i) 4,800,000 shares of common stock (or pre-funded warrants in lieu thereof), (ii) 4,800,000 Series A Warrants with an initial exercise price of $2.00 per share and a term of five years following the issuance date, (iii) 4,800,000 Series B Warrants with an exercise price of $2.00 per share and a term of nine months following the issuance date and (iv) 4,800,000 Series C Warrants with an exercise price of $2.00 per share and a term of five years following the issuance date, subject to early expiration as described below. The combined price per share of common stock, Series A Warrant, Series B Warrant and Series C Warrant is $2.00. The Series C warrants may only be exercised to the extent and in proportion to a holder of the Series C warrants exercising its Series B warrants, and are subject to an early expiration of nine months, in proportion and only to the extent any Series C warrants expire unexercised. The closing of the offering is expected to take place on or about February 2, 2024, subject to the satisfaction or waiver of customary closing conditions.

Craig-Hallum is acting as sole managing underwriter in connection with this offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-276415), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on January 31, 2024.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A preliminary prospectus relating to the proposed offering was filed with the SEC on January 26, 2024 and is available on the SEC’s website located at http://www.sec.gov or may be obtained, from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300, or by email at prospectus@chlm.com.

About Nuvve Holding Corp.
Nuvve Holding Corp. (Nasdaq: NVVE) is a global leader in vehicle-to-grid (V2G) technology serving the mission-critical needs of commercial fleets. The company's intelligent, cloud-based software, Nuvve GIVe™, is a platform that transforms electric fleets into mobile storage resources allowing them to contribute, and not just consume, electricity. It enables a flexible suite of V2G, charge management and grid services that provide electric grid resilience while also generating recurring revenues to offset fleet operation costs. Committed to accelerating the planet's transition to a net-zero future, Nuvve is securing fleet electrification partners across the e-mobility and grid value chain and supports active deployments around the world with 18.3 megawatts currently under management. Nuvve is headquartered in San Diego, Calif., USA. To learn more about the value of V2G, futureproofing EV infrastructure and using EVs for grid resilience, visit nuvve.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements", including with respect to the public offering. No assurance can be given that the public offering discussed above will be completed. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Any forward-looking statements in this statement are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to, those risks and uncertainties related to market and other conditions and satisfaction of customary closing conditions related to the public offering as well as those set forth in the Company's latest Annual Report on Form 10-K, quarterly report on Form 10-Q, registration statement on Form S-1 filed with the SEC and the preliminary prospectus included therein, and other filings made by the Company from time to time with the SEC. Copies of the registration statement can be accessed by visiting the SEC website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nuvve Investor Contact
investorrelations@nuvve.com
+1 (619) 483-3448
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